Exhibit 99.1

FOR:	SKILLSOFT PLC

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

INVESTOR CONTACTS:
Michael Polyviou/ Peter Schmidt
Financial Dynamics
(212) 850-5748
SKILLSOFT REPORTS FIRST QUARTER FISCAL 2008 RESULTS
INCLUDING REVENUE OF $57.1 MILLION AND EPS OF $0.07;
NETg ACQUISITION COMPLETED
NASHUA, NH, May 25, 2007 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of e-learning and performance support solutions for global enterprises, government, education and small to medium- sized businesses, today announced financial results for its first quarter ended April 30, 2007 of the fiscal year ending January 31, 2008 (fiscal 2008).
Fiscal 2008 First Quarter Results
The Company reported total revenue of $57.1 million for the first quarter of fiscal 2008, which represented a 4% increase over the $54.7 million reported in the first quarter of the fiscal year ended January 31, 2007 (fiscal 2007). Substantially all of the Company’s revenues were from its Multi-Modal Learning segment, including $56.9 million for the first quarter of fiscal 2008, which represented an 8% increase over the $52.9 million of Multi-Modal Learning segment revenue reported in the first quarter of fiscal 2007. The first quarter of fiscal 2008 is the last quarter that will include revenues from the Company’s Retail Certification segment as a result of the amortization of the deferred revenue retained by the Company following the sale of certain assets related to SmartCertify in the first quarter of the fiscal year ended January 31, 2006 (fiscal 2006). Deferred revenue at April 30, 2007 was approximately $123 million compared to approximately $118 million at April 30, 2006. The increase in deferred revenue reflects an increase in billing, including approximately $0.9 million from the SkillSoft Leadership Development Channel acquired from Targeted Learning Corporation (LDC), which was partially offset by a reduction of approximately $3.5 million of deferred revenue due to the SmartCertify disposition at the end of the fiscal 2006 first quarter. Therefore, deferred revenue supporting our Multi-Model Learning segment at April 30, 2007 grew year over year by approximately 8% compared to 6% growth in the prior year.
The Company’s net income was $7.5 million, or $0.07 per basic and diluted share, for the fiscal 2008 first quarter. The fiscal 2008 first quarter net income includes restatement expenses of approximately $0.9 million for legal fees incurred in connection with the ongoing SEC investigation regarding the restatement of the SmartForce historical financial statements including the costs incurred to respond to the SEC’s inquiries related to the historical option granting practices of the former SmartForce. Significant non-cash charges included in the fiscal 2008 first quarter results were $4.1 million, which consisted of $0.8 million for amortization of intangible assets and capitalized software development costs, $1.4 million of stock-based compensation expense and $1.9 million for the non-cash provision for income tax. SkillSoft reported net income of $4.1 million, or $0.04 per basic and diluted share, for the first quarter of fiscal 2007. The fiscal 2007 first quarter net income included restatement expenses for the ongoing SEC investigation of approximately $0.3 million. Significant non-cash charges included in the fiscal 2007 first quarter results were $5.7 million, which consisted of $2.1 million for amortization of intangible assets and capitalized software development costs, $1.8 million of stock-based compensation expense and $1.8 million for the non-cash provision for income tax.
“We are pleased with our execution at the start of the new fiscal year and believe that our earnings performance is a reflection of that success,” commented Chuck Moran, President and Chief Executive Officer. “We are also excited about the addition of the new video based product line, Leadership Development Channel, acquired in our first quarter which we are optimistic will provide future revenue contributions. Additionally, the closing of the NETg acquisition presents the combined company with great opportunity, and integrating NETg successfully while realizing the maximum cost synergies available is the number one priority for SkillSoft. As such, it will be the company’s main operational focus for the remainder of fiscal 2008.”
Gross margin increased to 88% for the Company’s fiscal 2008 first quarter, compared to 85% for its fiscal 2007 first quarter. Included in cost of revenues in the first quarter of fiscal 2008 and the first quarter of fiscal 2007 is the amortization of intangible assets related to acquired technology and capitalized software development costs of $0.2 million and $1.7 million, respectively, which was previously recorded within operating expense under the caption “amortization of intangible assets.” The amortization didn’t impact the gross margin percentage for the fiscal 2008 first quarter and reduced the gross margin 3% for the fiscal 2007 first quarter. The gross margin percentage is impacted mainly by the mix of royalty-bearing content and SkillSoft hosting capacity needed to meet our existing and new customer solution requirements.
Research and development expense increased to $10.2 million in the fiscal 2008 first quarter from $10.0 million in the fiscal 2007 first quarter. This increase was primarily due to an increase of $0.4 million related to our new LDC operations for video content development, which was partially offset by a reduction of $0.2 million in stock-based compensation expense compared to the fiscal 2007 first quarter.
Sales and marketing expenses decreased to $22.5 million in the fiscal 2008 first quarter from $23.3 million in the fiscal 2007 first quarter. This decrease was primarily due to a net decrease of approximately $0.7 million of commission expense, travel expense, productivity consulting expense and marketing expense, as well as a decrease of $0.3 million of stock-based compensation expense compared to the fiscal 2007 first quarter.
General and administrative expenses decreased to $6.9 million in the fiscal 2008 first quarter from $7.3 million in the fiscal 2007 first quarter. This decrease was primarily due to a decrease of $0.4 million in business systems software development expense compared to the fiscal 2007 first quarter.
The Company’s effective tax rate for the three months ended April 30, 2007 was 26.1%. The Company’s effective cash tax rate included in the above effective tax rate is approximately 7.6% for such period. The Company exceeded the top end of its previously released effective tax rate range due to a non-recurring adjustment to the non-cash provision for income taxes related to the utilization of acquired SmartForce Net operating losses (NOLs) in prior periods.
SkillSoft had approximately $135.3 million in cash, cash equivalents, short-term investments, restricted cash and long-term investments as of April 30, 2007 as compared to $127.8 million as of January 31, 2007. This increase primarily reflects cash provided by operations of $5.8 million and cash provided by financing activities of $5.2 million in the three months ended April 30, 2007. These increases were partially offset by purchases of property and equipment of $0.4 million and net cash used to purchase LDC operations of $3.9 million. The cash provided by operations for the quarter ended April 30, 2007 and the cash balance as of April 30, 2007 reflect the final payment of $15.25 million for the 2002 securities class action settlement. In May 2007, SkillSoft used approximately $79 million of this cash balance in payment of the purchase price and related expenses for the NETg acquisition.
In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.
SkillSoft’s DSOs were in the targeted range for the fiscal 2008 first quarter. On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs were 11 days in the fiscal 2008 first quarter as compared to 11 days in the year ago period and 12 days in the fourth quarter of fiscal 2007. On a gross basis, which considers all items billed as receivables, DSOs were 81 days in the fiscal 2008 first quarter compared to 78 days in the year ago quarter and 151 days in the fourth quarter of fiscal 2007.
Fiscal 2008 Acquisition of NETg
As previously reported in its press release dated May 14, 2007, the Company closed its acquisition of NETg, a Thompson Corporation company, on May 14, 2007. Under the terms of the acquisition agreement, SkillSoft paid approximately $270 million in cash to Thomson. The purchase price reflects a pre-closing adjustment to the original $285 million price based on factors described in the definitive agreement. The purchase price is subject to certain post-closing adjustments related to NETg’s closing balance sheet. The cash consideration was financed through available cash balances and bank financing from Credit Suisse of approximately $200 million. The bank financing facility is a six year term loan, with no prepayment penalty and carrying an interest rate of LIBOR plus 2.75. The Company has also entered into a hedge agreement to limit its exposure to possible fluctuations of LIBOR and has secured an 80% hedge on the $200 million facility at a LIBOR rate of approximately 5.1%.
Fiscal 2008 Outlook
At this time, the Company is not in a position to share financial guidance on the combined operations of SkillSoft and NETg for fiscal 2008 or the second quarter of fiscal 2008 ending July 31, 2007. SkillSoft is currently focused on validating its restructuring assumptions and developing a more comprehensive understanding as to how it will be able to leverage the strengths of both organizations while eliminating redundancy and underperforming operations and assets. We expect to complete our review of NETg operations and be in a position to provide financial targets for the remainder of fiscal 2008 no later than our earnings release for the fiscal 2008 second quarter ending July 31, 2007.
As previously reported in the press release dated May 14, 2007, the Company expects the transaction to be dilutive to GAAP earnings in fiscal 2008 due to transaction and integration related expenses along with an adjustment to deferred revenue as a result of the application of purchase accounting. However, SkillSoft expects the transaction will be accretive to GAAP earnings in fiscal 2009, ending January 31, 2009, as transition costs are reduced and significant cost synergies are more fully realized.
Conference Call
In conjunction with the release, management will conduct a conference call on Friday, May 25, 2007 at 8:30 a.m. EST to discuss the Company’s fiscal 2008 first quarter operating results. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.
To participate in the conference call, local and international callers can dial (973) 582-2717. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 p.m. EST on May 25, 2007 until 11:59 p.m. EST on June 1st, 2007. The replay number is 973-341-3080, passcode: 8836205. A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.
About SkillSoft
SkillSoft PLC (Nasdaq: SKIL) is a leading provider of e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e-learning content, online information resources, flexible learning technologies and support services.
Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. The Books24x7(R) division offers online access to more than 15,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue(TM) virtual classroom, and SkillView(R) competency management software.
SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.
SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners.
This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include challenges in integrating the operations of NETg, competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading “Risk Factors” in SkillSoft’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007 as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company’s views as of May 25, 2007. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
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SkillSoft PLC and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	April 30,
	2007	2006

Revenues	$57,140	$54,653
Cost of revenues — amortization of capitalized software development costs	198	1,732
Cost of revenues — other	6,828	6,451

Gross profit	50,114	46,470

Operating expenses:
Research and development	10,242	9,965
Selling and marketing	22,548	23,257
General and administrative	6,934	7,280
Amortization of intangible assets and FAS 86 assets	579	416
Restructuring	228	—
Restatement — SEC investigation	872	252

Total operating expenses	41,403	41,170

Other (expense) / income, net	(26)	10
Interest income	1,501	805
Interest expense	(51)	(66)

Income before provision for income taxes	10,135	6,049

Provision for income taxes — cash	771	242
Provision for income taxes — non-cash	1,875	1,754

Net income	$7,489	$4,053

Net income, per share, basic	$0.07	$0.04

Basic weighted average common shares outstanding	103,277,076	101,037,377

Net income, per share, diluted	$0.07	$0.04

Diluted weighted average common shares outstanding	107,065,456	102,888,751

(1) The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues (includes $17 and $6 of FAS123R compensation expense, respectively)	$17	$6
R&D (includes $208 and $314 of FAS123R compensation expense, respectively)	208	383
S&M (includes $498 and $606 of FAS123R compensation expense, respectively)	498	769
G&A (includes $633 and $608 of FAS123R compensation expense, respectively)	633	623

	$1,356	$1,781

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited)

	April 30, 2007	January 31, 2007

ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$131,027	$104,117
Restricted cash	4,230	20,095
Accounts receivable, net	51,846	94,343
Prepaid acquisition costs	3,155	2,881
Prepaid expenses and other current assets	19,453	22,215

Total current assets	209,711	243,651

Property and equipment, net	8,497	9,672
Goodwill	84,444	83,171
Acquired intangible assets, net	2,720	2,638
Long-term investments	—	3,598
Deferred tax assets	159	159
Other assets	84	81

Total assets	$305,615	$342,970

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable	$1,905	$3,327
Accrued expenses	26,519	53,297
Deferred revenue	123,106	146,012

Total current liabilities	151,530	202,636

Total long-term liabilities	2,347	2,405

Total stockholders’ equity	151,738	137,929

Total liabilities and stockholders’ equity	$305,615	$342,970

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal Quarter Ended
	April 30,
	2007	2006

Cash flows from operating activities:

Net income	$7,489	$4,053
Adjustments to reconcile net income to net cash provided by operating activities— Stock-based compensation	1,356	1,781
Depreciation and amortization	1,667	1,484
Amortization of acquired intangibles and FAS 86 assets	777	2,148
Provision for bad debts	(32)	(303)
Provision for income taxes — non-cash	1,875	1,754
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	43,832	38,546
Prepaid expenses and other current assets	2,705	2,625
Accounts payable	(1,585)	(1,541)
Accrued expenses (including long-term):
Accrued merger	(28)	(579)
Accrued restructuring	(156)	(70)
Accrued other	(27,286)	(12,300)
Deferred revenue	(24,861)	(19,507)

Net cash provided by operating activities	5,753	18,091

Cash flows from investing activities:

Purchases of property and equipment	(433)	(1,270)
Cash used in purchase of business, net of cash acquired	(3,933)	—
Purchases of investments	—	(24,509)
Maturity of investments	24,619	8,370
Sale of investments	—	—
Release of restricted cash	15,865	132

Net cash provided by / (used in) investing activities	36,118	(17,277)

Cash flows from financing activities:

Exercise of stock options	4,106	605
Proceeds from employee stock purchase plan	1,088	1,703
Payments to acquire treasury stock	—	—

Net cash provided by financing activities	5,194	2,308

Effect of exchange rate changes on cash and cash equivalents	972	406

Net increase in cash and cash equivalents	48,037	3,528
Cash and cash equivalents, beginning of period	48,612	51,937

Cash and cash equivalents, end of period	$96,649	$55,465